EXHIBIT 23.8

[H.J. GRUY AND ASSOCIATES, INC. LETTERHEAD]

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the incorporation by reference to our report, or information contained therein, dated March 1, 2006, prepared for Chesapeake Energy Corporation in the Registration Statement on Form S-8 of Chesapeake Energy Corporation for the filing dated on or about July 21, 2006. We are unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants.

H.J. GRUY AND ASSOCIATES, INC.

By:	/s/ Sylvia Castileja
Name:	Sylvia Castileja, P.E.
Title:	Senior Vice President

July 19, 2006

Houston, Texas